Exhibit 99.1
GMXR
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr. President, CEO 405.600.0711 x311	James Merrill CFO 405.600.0711 x305	Michael J. Rohleder Executive Vice President, IR 405.600.0711 x338
GMXR Announces Second Quarter 2008 Record Results and Operational Update; Additional Haynesville Acreage
Oklahoma City, Oklahoma, Monday, August 4, 2008 GMXR., NASDAQ OMX Group: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces record production and financial results for the 2nd Quarter and first Six Months of 2008. Some highlights are as follows:
2nd Quarter 2008
•	Record oil and natural gas production of 3.254 BCFE; up 59% from 2.049 BCFE in the 2Q07 and up 14% from 2.865 BCFE in the 1Q08.
•	Record oil and natural gas sales of $38.0 million; up 131% from $16.5 million in the 2Q07 and up 40% from $27.2 million in the 1Q08.
•	Lease operating expense of $0.97 per MCFE; down 7% from $1.04 per MCFE in the 2Q07 and down 18% from $1.18 per MCFE in the 1Q08.
•	Record non-GAAP discretionary cash flows of $26.5 million; up 159% compared to $10.3 million in the 2Q07 and up 59% from $16.7 million in the 1Q08.
•	Net income of $12.6 million; up 171% compared to $4.6 million in the 2Q07 and up 93% from $6.5 million in the 1Q08.
•	Diluted earnings per share of $0.77; up 196% from $.26 in the 2Q07 and up 93% from $0.40 in the 1Q08.
Six Months 2008
•	Record oil and natural gas production of 6.12 BCFE; up 59% from 3.84 BCFE in the 1H07.
•	Record oil and natural gas sales of $65.2 million; up 120% from $29.6 million in the 1H07.

•	Lease operating expense of $1.07 per MCFE; up 10% from $.97 per MCFE in the 1H07.
•	Record non-GAAP discretionary cash flows of $43.3 million; up 135% compared to $18.4 million in the 1H07.
•	Net income of $19.0 million up 125% compared to $8.5 million in the 1H07.
•	Diluted earnings per share of $1.19, up 153% compared to $0.47 in the 1H07
The Company also announced it has leased or contracted to lease an additional 10,955 Haynesville acres bringing its total Haynesville prospective acreage to 38,455 net acres as of July 31, 2008. The overall net operated acreage position of the Company has grown 130% this year through July 2008 to a total of 41,347 net operated Cotton Valley, Travis Peak acres. The Company now has a total of 480 net Haynesville drilling locations and operates 81% of its Haynesville acreage.
GMXR Financial Results
The Company achieved a record second quarter 2008 in many measurements of financial performance after completing a record quarter in Q1 2008. “Natural gas prices remained strong in the second quarter of 2008 which has benefited our bottom line,” said Jim Merrill, Chief Financial Officer. “We have been able to position the Company to accelerate development of our property base in this market with the projected cash flow, future increases in our borrowing base and our 100% drilling success. We recently completed a $134 million follow on equity offering, net of offering expenses, which allowed us to repay our bank line of credit and to have an additional $36 million in funding for Haynesville / Bossier shale development and acreage additions. The market for natural gas and oil has experienced a correction in the last few weeks but the long term outlook remains strong and the Company has recently increased its revenue and cash flow guidance and capital expenditure budget for the year. The Company intends to add two additional leased rigs operating on its 100% acreage in the second half of 2008 for a total of six GMXR owned or operated rigs” Merrill stated. “As previously announced, we intend to drill Haynesville/Bossier horizontal gas shale wells with four of the rigs and Cotton Valley vertical wells with the remaining two. In 2009, we intend to add 5 new ‘fit for purpose’ rigs to drill our gas shale wells with the activity of the other 6 operated rigs to be determined as the new rigs arrive.”

Results of Operations—Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007
Oil and Natural Gas Sales. Oil and natural gas sales in the three months ended June 30, 2008 increased 131.0% to $38.0 million compared to the three months ended June 30, 2007. This increase was due to greater production of natural gas and oil, accounting for 58.7% of the increase, and higher oil and natural gas prices of 45.5%. The average price per barrel of oil and mcf of natural gas received in the three months ended June 30, 2008 was $108.10 and $11.03, respectively, compared to $61.27 and $7.81, respectively, in the three months ended June 30, 2007. Production of oil for the three months ended June 30, 2008 increased to 50 MBbls compared to 32 MBbls for the three months ended June 30, 2007. Natural gas production for the three months ended June 30, 2008 increased to 2,949 MMcf compared to 1,856 MMcf for the three months ended June 30, 2007, an increase of 58.9%. Increased production of oil and natural gas in the three months ended June 30, 2008 resulted from an increase in the number of producing wells in 2008. We expect continued increases in production and revenues, assuming no significant decline in prices, for the rest of the year resulting from continued drilling.
In the three months ended June 30, 2008, as a result of hedging activities, we recognized a decrease in oil and natural gas sales of $667,000 and $3.5 million, respectively, compared to an increase in natural gas sales of $344,000 in the three months ended June 30, 2007. In the second quarter of 2008, hedging reduced the average natural gas and oil sales price by $1.19 per Mcf and $13.11 per Bbl compared to an increase in natural gas sales price of $0.18 per Mcf in the second quarter of 2007. We intend to add additional oil and natural gas hedges in the future as production increases and are evaluating the possibility of put options.
Lease Operations. Lease operations expense increased $1.0 million, or 48.0%, for the three months ended June 30, 2008 to $3.2 million, compared to the three months ended June 30, 2007. The increased expense resulted from a greater number of producing wells. Lease operations expense on an equivalent unit of production basis was $0.97 per Mcfe in the three months ended June 30, 2008 compared to $1.04 per Mcfe for the three months ended June 30, 2007. Lease operations expense will continue to grow throughout the year as the number of producing wells increase. However, we expect that lease operations expense will continue at this level on a per unit basis.
Production and Severance Taxes. Production and severance taxes increased 116.7% to $1.5 million in the three months ended June 30, 2008 compared to $695,000 in the three months ended June 30, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. This increase resulted from higher oil and natural gas sales and sales price as described above, off-set by a severance tax refund of approximately $630,000 recorded in the second quarter of 2008. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. In the second quarter of 2007, we recognized severance tax refunds of approximately $190,000. Upon approval from the State of Texas, certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years and this exemption will reduce our expense on a per unit basis going forward.
Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $3.5 million, or 81.2%, to $7.7 million in the three months ended June 30, 2008. This increase is due to higher production levels and higher costs. The oil and natural gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.02 per Mcfe in the three months ended June 30, 2008 compared to $1.82 per Mcfe in the three months ended June 30, 2007. The depletion rate increased primarily from the effects of higher drilling and completion costs. Depreciation, depletion and amortization expense is also expected to increase for the remainder of the year as production increases.

General and Administrative Expense. General and administrative expense for the three months ended June 30, 2008 was $4.8 million compared to $2.1 million for the three months ended June 30, 2007. This increase of $2.7 million, or 126.5%, was the result of additional administrative and supervisory personnel needed to manage our growth. Additionally, we recorded a $1.2 million charge to bad debt expense related to our estimated exposure from a bankruptcy filed by one of our oil purchasers. General and administrative expense per equivalent unit of production was $1.47 per Mcfe for the three months ended June 30, 2008 compared to $1.03 per Mcfe for the comparable period in 2007. Excluding the charge to bad debt expense, general and administrative expense on a per equivalent unit of production would have been $1.11 per Mcfe for the second quarter of 2008. We expect general and administrative expense will increase for the remainder of the year due to increases in personnel and related employee benefit costs and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Over the longer term, we expect these costs to decline on a per unit basis as our production increases.
Interest. Interest expense for the three months ended June 30, 2008 was $2.9 million compared to $522,000 for the three months ended June 30, 2007. This increase was primarily attributable to a greater amount of outstanding debt during the three months ended June 30, 2008.
Results of Operations—Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
Oil and Natural Gas Sales. Oil and natural gas sales in the six months ended June 30, 2008 increased 120.1% to $65.2 million compared to the six months ended June 30, 2007. This increase is due to greater production of natural gas and oil, accounting for 59.4% of the increase, and an increase in oil and natural gas prices of 38.1%. The average prices per barrel of oil and mcf of natural gas received in the six months ended June 30, 2008 were $98.47 and $10.04, respectively, compared to $57.85 and $7.53, respectively, in the six months ended June 30, 2007. Production of oil for the first six months ended 2008 increased to 98 MBbls compared to 58 MBbls for the first six months of 2007. Natural gas production increased to 5,529 MMcf for the first six months of 2008 compared to 3,491 MMcf for the first six months ended June 30, 2007, an increase of 58.4%.
In the six months ended June 30, 2008, as a result of hedging activities, we recognized a decrease in oil and natural gas sales of $1.0 million and $3.7 million, respectively, compared to an increase in natural gas sales of $994,000 in the six months ended June 30, 2007. In the six months ended June 30, 2008, hedging reduced the average natural gas and oil sales price by $0.67 per Mcf and $10.32 per Bbl compared to an increase in natural gas sales price of $0.28 per Mcf in the six months ended June 30, 2007. We intend to add additional oil and natural gas hedges in the future as production increases.
Lease Operations. Lease operations expense increased $2.8 million in the six months ended June 30, 2008 to $6.5 million, a 75.9% increase compared to the six months ended June 30, 2007. Increased expense resulted from a greater number of producing wells. Lease operations expense on an equivalent unit of production basis was $1.07 per Mcfe in the six months ended June 30, 2008 compared to $0.97 per Mcfe for the six months ended June 30, 2007.

Production and Severance Taxes. Production and severance taxes increased 157.4% to $3.1 million in the six months ended June 30, 2008 compared to $1.2 million in the six months ended June 30, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. This increase resulted from higher oil and natural gas sales described above off-set by severance tax refunds of approximately $630,000 recorded in the first six months of 2008. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. In the first six months of 2007, we recognized severance tax refunds of approximately $369,000. Upon approval from the State of Texas certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years and this will reduce our expense on a per unit basis going forward.
Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $6.5 million to $14.5 million in the six months ended June 30, 2008, up 82.2% from the six months ended June 30, 2007. This increase is due to higher production levels and higher costs. The oil and natural gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.02 per Mcfe in the six months ended June 30, 2008 compared to $1.81 per Mcfe in the six months ended June 30, 2007. The depletion rate increased primarily from the effect of higher drilling and completion costs. Depreciation, depletion and amortization expense is also expected to increase for the remainder of the year as production increases.
General and Administrative Expense. General and administrative expense for the six months ended June 30, 2008 was $7.4 million compared to $3.9 million for the six months ended June 30, 2007, an increase of 90.0%. This increase of $3.5 million was the result of additional administrative and supervisory personnel needed to manage our growth. Additionally, we recorded a $1.2 million charge to bad debt expense related to our estimated exposure from a bankruptcy filed by one of our oil purchasers. General and administrative expense per equivalent unit of production was $1.20 per Mcfe for the six months ended June 30, 2008 compared to $1.01 per Mcfe for the comparable period in 2007. Excluding the charge to bad debt expense, general and administrative expense on a per unit of production would have been $1.01 per Mcfe for the first half of 2008. We expect general and administrative expense will increase for the remainder of the year due to increases in personnel and related employee benefit costs and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Over the longer term, we expect these costs to decline on a per unit basis as our production increases.
Interest. Interest expense for the six months ended June 30, 2008 was $6.0 million compared to $866,000 for the six months ended June 30, 2007. This increase is primarily attributable to a greater amount of outstanding debt during the first six months of 2008.

Net Income and Net Income per Share
For the three months ended June 30, 2008 and 2007, we reported net income of $12.6 million and $4.6 million, respectively, an increase of 170.7%. Net income applicable to common stock for the three months ended June 30, 2008 and 2007 was $11.4 million and $3.5 million, respectively, an increase of 227.4%. Net income per basic and fully diluted share was $0.86 and $0.77 respectively, for the second quarter of 2008 compared to $0.26 for the second quarter of 2007. Weighted average fully-diluted shares outstanding increased by 9.8% from 13,407,477 shares in the second quarter of 2007 to 14,724,564 shares in the second quarter of 2008.
For the six months ended June 30, 2008 and 2007, we reported net income of $19.0 million and $8.5 million, respectively, an increase of 125.4%. Net income applicable to common stock for the six months ended June 30, 2008 and 2007 was $16.7 million and $6.1 million, respectively, an increase of 172.7%. Net income per basic and fully diluted share was $1.26 and $1.19 respectively, for the first half of 2008 compared to $0.48 and $0.47 respectively, for the first half of 2007. Weighted average fully-diluted shares outstanding increased by 7.9% from 13,014,414 shares in the first half of 2007 to 14,037,223 shares in the first half of 2008.
Net income applicable to common stock was used as the numerator in computing basic and diluted income per common share for the three and six months ended June 30, 2007 and 2008. The following table reconciles the weighted average shares outstanding used for these computations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Weighted average shares outstanding — basic	13,267,767	13,302,728	12,878,577	13,290,504
Effect of dilutive securities-convertible bonds	—	1,204,477	—	610,859
Effect of dilutive securities — stock options	139,710	217,359	135,837	135,860

Weighted average shares outstanding — diluted	13,407,477	14,724,564	13,014,414	14,037,223

Common shares loaned in connection with the convertible debt offering in the amount of 3,440,000 shares as of June 30, 2008 were not included in the computation of earnings per common share. While the borrowed shares are considered issued and outstanding for corporate law purposes, the Company believes that the borrowed shares are not considered outstanding for the purposes of computing and reporting earnings per share under GAAP currently in effect because the shares lent pursuant to the share lending agreement are required to be returned to the Company.

Capital Resources and Liquidity
As a result of recent oil and natural gas price increases providing additional cash flow and increases in our borrowing base under our revolving bank credit facility, we have increased our capital expenditure budget for 2008 to $271 million from $195 million. Funding for these budgeted capital expenditures are expected to be primarily provided by cash flow, working capital and borrowing under our revolving bank credit facility. As of June 30, 2008, we had $63.5 million outstanding on our credit facility that has a borrowing base of $140 million. Our borrowing base will be re-determined in the fourth quarter of 2008 and we expect additional increases in the borrowing base as additional production is established. In July 2008, the revolving bank credit facility was repaid with proceeds from a common stock offering which we received $133.7 million, net of offering expenses.
Cash Flow—Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
In the six months ended June 30, 2008 and 2007, we spent $120.9 and $91.7 million, respectively, in oil and gas acquisitions and development activities, including the acquisition of property and equipment. These investments were funded for the six months ended June 30, 2008 by working capital borrowings under our credit facility and cash flow. Cash flow provided by operating activities in the six months ended June 30, 2008 and 2007 was $39.6 million and $23.9 million, respectively. The increase in 2008 was a result of more production from new wells drilled and higher commodity prices.
GMXR Operational Highlights
“The second quarter of 2008 has marked records in production, revenue, earnings and cash flow for the Company and positions us to continue to accelerate our successful drilling program, add meaningful operated acreage in the ArkLaTex region and deliver shareholder value,” commented Ken Kenworthy, Jr. Chairman, President and Chief Executive Officer. “Acceleration of the Haynesville/Bossier development, funded by our growing cash flow and credit line is expected to increase the present value of our 1P & 2P reserves. We have grown our operated acreage over 130% in 2008 through July 31, 2008, including the addition of 7,300 net operated acres in Q2 and an additional 10,955 in Q3. We now operate 81% of our gas shale development and expect to add additional operated acreage in the remainder of 2008. As of July 30, 2008, the Company has 43,032 net operated acres including 38,455 acres of Haynesville/Bossier shale giving us the most Haynesville shale acres per share as compared to all other public companies. The GMXR team continues to focus on the successful development of our asset base and executing our strategy of investing in profitable growth,” Kenworthy added.
Production for the quarter ending June 30, 2008 averaged 35.7 MMcfe per day for a total of 3.25 Bcfe. This marks the 17th consecutive quarter of production growth.

For the quarter ending June 30, 2008 GMXR drilled a total of 30 gross/19.2 net Cotton Valley and Travis Peak vertical wells. Capital expenditures for the quarter were $70.1 million. Drilling activity is expected to increase this year as the Company brings two additional third party leased rigs on-line in the second half of 2008. This will increase rigs drilling on the Company’s operated acreage to six and total rig count on the property base to ten. The Company intends to drill Haynesville/Bossier horizontal shale wells with four of its six rigs beginning in the third quarter and Cotton Valley vertical wells with the remaining two. The Company expects to drill in our 100% owned acreage 4-6 gross and net Haynesville/Bossier horizontal wells in the second half of 2008. We also expect GMXR’s joint development partner, Penn Virginia Oil and Gas, L.P. (“PVOG”) to drill 2 gross/.8 net Haynesville/Bossier horizontal wells in jointly owned acreage in the second half of 2008. This shift in drilling focus to Haynesville/Bossier versus Cotton Valley wells and the extended drilling time for horizontal wells will bring our planned wells to a range of 68.3 to 78.8 net wells for 2008. In 2006, GMXR and PVOG drilled and completed 19 vertical test wells across its acreage completing the Haynesville/Bossier Shale in most of the wells. These tests confirmed the presence of significant amounts of natural gas with 24 hour IP rates between 1 and 2 Mmcfe/d.
During the second quarter, the Company contracted with Helmerich and Payne for two new FlexRig rigs for three year terms to be delivered in the first half of 2009 which will be focused exclusively on horizontal development of the Haynesville/Bossier gas shale in the Company’s operated acreage. The Company expects to add 3 additional rigs under term contracts in the second half of 2009.
A conference call and webcast, during which the management will discuss second quarter 2008 financial and operational results for GMXR, is scheduled for Tuesday, August 5th at 11:00 EDT. Prepared remarks by James Merrill, CFO and Ken Kenworthy, Jr., Chairman, President and Chief Executive Officer, will be followed by a question and answer session. Investors and analysts may participate via phone by dialing 1-877-675-4750 or 719-325-4861 five to ten minutes before the start of the conference call or via webcast by logging onto the GMXR website at www.gmxresources.com, under ‘Investor Relations’ events link at least 20 minutes prior to the scheduled start of the call and install any necessary audio software. An audio playback will be available until 11:30 AM CDT, August 31, 2008 by dialing 1-888-203-1112 or 719-457-0820 and reference Replay Passcode “4830723”. During the conference call the Company’s most recent presentation will be utilized (available on the Company website at www.gmxresources.com, under ‘Investor Relations’).
GMXR is a ‘Pure Play’, E & P company that has significant Haynesville / Bossier Shale acreage in East Texas and North Louisiana. The Company has 435 BCFE in proved reserves at December 31, 2007 that are 94% natural gas and as of July 31, 2008, an internally estimated 3.2 TCFE in total 3P reserves which includes 480 net undrilled Haynesville /Bossier 80 acre horizontal locations, 163.9 net Cotton Valley (“CV”) producers; and 890 net CV un-drilled locations. Eight drilling rigs are currently developing the Company’s contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $70 million in infrastructure which has contributed to very low finding and development costs. The Company’s properties also have 31 net Travis Peak/Hosston Sands & Pettit producers. These multiple resource layers provide high probability and repeatable, organic growth with 100% drilling success. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 210 net producing wells and operates 77% of its reserves. The Company’s strategy is to grow shareholder value through acceleration of development, acreage additions that achieve operational growth around its core area, and converting its natural gas reserves to proved, while maintaining a balanced and prudent approach to financial management.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share data)

	December 31,	June 30,
	2007	2008
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,907	$12,862
Accounts receivable—interest owners	906	246
Accounts receivable—oil and gas revenues	10,258	21,126
Inventories	1,558	5,433
Prepaid expenses and deposits	1,720	882
Deferred tax asset	—	8,591

Total current assets	20,349	49,140

OIL AND GAS PROPERTIES, AT COST, BASED ON THE FULL COST METHOD
Properties being amortized	350,573	459,212
Properties not subject to amortization	2,143	6,625
Less accumulated depreciation, depletion, and amortization	(33,257)	(45,611)

	319,459	420,226

PROPERTY AND EQUIPMENT, AT COST, NET	54,957	61,923

OTHER ASSETS	575	4,854

TOTAL ASSETS	$395,340	$536,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$34,941	$31,213
Accrued expenses	3,778	14,035
Revenue distributions payable	3,667	4,497
Derivative instruments	1,720	27,274
Current maturities of long-term debt	4,321	125,101

Total current liabilities	48,427	202,120

LONG-TERM DEBT, less current maturities	121,413	95,106

OTHER LIABILITIES	4,649	19,326

DEFERRED INCOME TAXES	11,925	17,528

SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share—authorized 50,000,000 shares; issued and outstanding 13,267,886 shares in 2007 and 16,773,961 shares in 2008	13	17
Additional paid-in capital	180,543	182,526
Retained earnings	29,686	46,422
Accumulated other comprehensive income, net of taxes	(1,318)	(26,904)

Total shareholders’ equity	208,926	202,063

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$395,340	$536,143

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

OIL AND GAS SALES	$16,468	$38,040	$29,642	$65,239

EXPENSES:
Lease operations	2,133	3,156	3,718	6,540
Production and severance taxes	695	1,506	1,188	3,058
Depreciation, depletion, and amortization	4,257	7,713	7,934	14,456
General and administrative	2,113	4,786	3,877	7,366

Total expenses	9,198	17,161	16,717	31,420

Income from operations	7,270	20,879	12,925	33,819

NON-OPERATING INCOME (EXPENSES):
Interest expense	(522)	(2,905)	(866)	(6,004)
Interest and other income	51	10	130	46

Total non-operating expense	(471)	(2,895)	(736)	(5,958)

Income before income taxes	6,799	17,984	12,189	27,861

PROVISIONS FOR INCOME TAXES	2,162	5,431	3,738	8,812

NET INCOME	4,637	12,553	8,451	19,049
Preferred stock dividends	1,156	1,157	2,313	2,313

NET INCOME APPLICABLE TO COMMON STOCK	$3,481	$11,396	$6,138	$16,736

EARNINGS PER SHARE — Basic	$0.26	$0.86	$0.48	$1.26

EARNINGS PER SHARE — Diluted	$0.26	$0.77	$0.47	$1.19

WEIGHTED AVERAGE COMMON SHARES — Basic	13,267,767	13,302,728	12,878,577	13,290,504

WEIGHTED AVERAGE COMMON SHARES — Diluted	13,407,477	14,724,564	13,014,414	14,037,223

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2008
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net Income	$8,451	$19,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	7,934	14,456
Deferred income taxes	3,738	8,777
Non-cash compensation expense	596	1,089
Other	25	2,206
Decrease (increase) in:
Accounts receivable	(1,475)	(11,378)
Inventory and prepaid expenses	(483)	(3,602)
Increase (decrease) in:
Accounts payable	2,347	(3,728)
Accrued expenses and liabilities	1,262	10,340
Revenue distributions payable	1,541	2,344

Net cash provided by operating activities	23,936	39,553

CASH FLOWS DUE TO INVESTING ACTIVITIES
Additions to oil and natural gas properties	(82,184)	(110,179)
Purchase of property and equipment	(9,478)	(10,729)

Net cash used in investing activities	(91,662)	(120,908)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advance on borrowings	51,043	75,509
Payments on debt	(46,155)	(106,035)
Proceeds from sale of 5.00% Senior Convertible Notes	—	125,000
Proceeds from sale of common stock	65,711	898
Dividends paid on Series B preferred stock	(2,313)	(2,313)
Fees paid relating to financing activities	—	(4,749)

Net cash provided by financing activities	68,286	88,310

NET INCREASE IN CASH AND CASH EQUIVALENTS	560	6,955
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,960	5,907

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,520	$12,862

CASH PAID DURING THE PERIOD FOR:
INTEREST	$850	2,914
TAXES	$—	35

GMX Resources Inc. and Subsidiaries
Non-GAAP Supplemental Information — Discretionary Cash Flows (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(In thousands)
Net Income	$4,637	$12,553	$8,451	$19,049

Non cash charges:
Depreciation, depletion, and amortization	4,257	7,713	7,934	14,456
Deferred income taxes	2,162	5,431	3,738	8,777
Non cash compensation expense	338	543	596	1,089
Other	13	1,452	25	2,206

Preferred stock dividends	(1,156)	(1,157)	(2,313)	(2,313)

Non-GAAP discretionary cash flow	$10,251	$26,535	$18,431	$43,264

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$19,522	$30,688	$23,937	$39,553

Adjustments:
Changes in operating assets and liabilities	(8,115)	(2,996)	(3,193)	6,024
Preferred stock dividends	(1,156)	(1,157)	(2,313)	(2,313)

Non-GAAP discretionary cash flow	$10,251	$26,535	$18,431	$43,264

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.